UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number: 0-20449
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                            Price Legacy Corporation
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             (Exact name of registrant as specified in its charter)

                     17140 Bernardo Center Drive, Suite 300
                           San Diego, California 92128
                            Telephone: (858) 675-9400
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $.0004 per share
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(i)   [ ]
           Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(1)(ii)  [ ]
           Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)   [ ]
           Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii)  [ ]
                                         Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date:

                                                                       1
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Pursuant to the requirements of the Securities Exchange Act of 1934, Price
Legacy Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                  PRICE LEGACY CORPORATION

Date:  December 21, 2004                          By: /s/ Brian Summers
                                                      -------------------------
                                                  Name:   Brian Summers
                                                  Title:  President